Exhibit 99.1

ELDORADO RESORTS TO ACQUIRE GRAND VICTORIA CASINO

FOR $327.5 MILLION CASH IN ACCRETIVE TRANSACTION

Reno, Nev., (April 16, 2018) — Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado” or the “Company”) announced today that it entered into a definitive agreement to acquire the Grand Victoria Casino in Elgin, Illinois for $327.5 million in cash. Total consideration for the transaction represents a purchase multiple of approximately 9.0x trailing twelve months Adjusted EBITDA (for the period ended December 31, 2017) which Eldorado expects to reduce to approximately 6.0x or less within 18 months of the transaction’s closing based on expected operating synergies and cost savings. The Company intends to fund the proposed transaction using cash from previously announced asset sales, cash from ongoing operations and borrowings under its revolving credit facility. The transaction is expected to close in the fourth quarter of 2018, subject to regulatory approvals and other customary closing conditions and is subject to a customary working capital adjustment.

Gary Carano, Chairman and Chief Executive Officer of Eldorado, commented, “This transaction represents yet another milestone for Eldorado as we continue to opportunistically expand our regional gaming platform through accretive acquisitions. The addition of Grand Victoria Casino will further diversify the geographic reach of our operations and includes excess contiguous acreage for potential future development. Importantly, the acquisition is consistent with our long-term strategy to enhance shareholder value by structuring transactions that are strategically and economically attractive and offer significant upside as we implement our proven operating disciplines.

“Grand Victoria is one of the leading casinos in the Chicagoland market and is extremely well maintained which will allow us, upon closing, to focus on enhancing the guest experience and operating results without the need to undertake capital investments. As we work towards closing this acquisition by the end of 2018, we look forward to welcoming the team at Grand Victoria to the Eldorado family.”

Grand Victoria Casino, located in Elgin, Illinois, is approximately 40 miles west of downtown Chicago along the banks of the Fox River. The property features 1,088 slot machines, 30 table games, a 12-table poker room and four dining options, including Prime BurgerHouse, the award-winning Buckinghams Steakhouse & Lounge, the Indulge Show Kitchen Buffet and the 24-hour Crave Deli. It also offers 7,495 square feet of meeting and banquet space, event and concert facilities, a 1,450-space parking garage, and additional surface parking for 600 vehicles.

Tom Reeg, President and Chief Financial Officer of Eldorado, added, “This transaction represents yet another step in our ongoing efforts to bring additional scale to our portfolio base while creating new opportunities for growth and value for our shareholders. Over the last several years through our efforts with the MTR assets, the Silver Legacy and Circus Circus in Reno, and most recently the large Isle of Capri portfolio, we have clearly demonstrated an ability to integrate and operate acquired casino operations. We believe this experience will prove valuable as we build on the work done by the team at Grand Victoria to further enhance its financial performance. In particular, we believe there is a significant opportunity to improve the operations at the property which will allow us to quickly and meaningfully lower our acquisition multiple.”

BofA Merrill Lynch is acting as exclusive financial advisor and Milbank Tweed Hadley & McCloy LLP is acting as legal counsel to Eldorado in connection with the proposed transaction.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 21,000 slot machines and VLTs and 600 table games, and over 7,000 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: (a) our ability to obtain required regulatory approvals (including approval from gaming regulators and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and satisfy or waive other closing conditions to consummate the transaction on a timely basis; (b) the possibility that the acquisition of the Grand Victoria does not close on the terms described herein, or at all; (c) our ability to promptly and effectively implement our operating strategies and integrate the business of Eldorado and the Grand Victoria to realize synergies resulting from the combined operations; (d) our ability to fund the purchase of the Grand Victoria with proceeds from asset sales and borrowings under our credit facility; (e) the possibility that the business of the Grand Victoria may suffer as a result of the announcement of the transaction; (f) the ability to retain key employees of the Grand Victoria; ; and (g) other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Thomas Reeg	Joseph N. Jaffoni, James Leahy
President	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

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